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                                                               EXHIBIT 99(a)(5)

                          OFFER TO PURCHASE FOR CASH
                    UP TO 1,500,000 SHARES OF COMMON STOCK
                                      OF

                       VITALINK PHARMACY SERVICES, INC.

                                      AT
                             $20.00 NET PER SHARE
                                      BY

                               MANOR CARE, INC.


 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MAY 21, 1997, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

  Enclosed for your consideration are the Offer to Purchase, dated April 24, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") relating to the offer by Manor Care, Inc., a Delaware corporation (the "Purchaser"), to purchase up to 1,500,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Vitalink Pharmacy Services, Inc., a Delaware corporation (the "Company"), at a purchase price of $20.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. Any stockholder who desires to tender Shares and whose certificates representing such Shares (the "Share Certificates") are not immediately available, or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase) or who cannot complete the procedures for book-entry transfer on a timely basis, may tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

  Please note the following:

    1. The tender price is $20.00 per Share, net to you in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    2. The Offer is being made for up to 1,500,000 Shares.

    3. The Offer is not conditioned upon there being tendered any minimum number of Shares. The Offer is subject to certain conditions which are set forth in the Offer to Purchase. See Section 14 of the Offer to Purchase.

    4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, backup federal income tax withholding in an amount equal to 31% of the gross proceeds resulting from the Offer may be required, unless an exemption applies or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

    5. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, May 21, 1997, unless the Offer is extended.

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    6. Payment for shares purchased pursuant to the Offer will in all cases be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) Share Certificates or timely confirmation of the book-entry transfer of such Shares pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares are actually received by the Depositary.

  If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

  The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdictions. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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  INSTRUCTION WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH UP TO 1,500,000
                            SHARES OF COMMON STOCK

                                      OF

                       VITALINK PHARMACY SERVICES, INC.

  The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer to Purchase, dated April 24, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer"), in connection with the offer by Manor Care, Inc., a Delaware corporation (the "Purchaser"), to purchase up to 1,500,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Vitalink Pharmacy Services, Inc., a Delaware corporation (the "Company"), at a purchase price of $20.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

  This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


  Number of Shares To Be Tendered:* __  Shares

  Dated: _______ , 1997

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  * Unless otherwise indicated, it will be assumed that you instruct us to tender all Shares held by us for your account.


                                   SIGN HERE

 Signature(s) ______________________________________________________________

 Print Name(s) _____________________________________________________________

 Address(es) _______________________________________________________________

 Area Code and Telephone Number(s) _________________________________________

 Taxpayer Identification or Social Security Number(s) ______________________

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